Exhibit 99.1

DATE:	October 23, 2013 4:00 p.m.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP — NASDAQ, MSFG —
Announces Third Quarter 2013 Operating Results and Quarterly Dividend

•                  Net Income of $7.6 million, or $0.36 per common share

•                  ROA of 1.09%

•                  Tangible Common Equity Ratio of 8.5%

•                  Non-performing assets lower by 8% from the second quarter of 2013

•                  Net charge-offs of 0.29% of loans

•                  Redeemed remaining preferred shares

•                  Declared Fourth Quarter dividend of $0.08 per share

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the third quarter of 2013.  For the three months ended September 30, 2013, the Company recorded net income of $7.6 million, or $0.36 per common share, compared to net income of $7.0 million, or $0.32 per common share, in the third quarter of 2012.

CEO Comments

Mr. Brown stated, “I am very pleased with our third quarter results.  Our earnings per share of $0.36 were twelve percent higher than the same quarter one year ago and three percent higher than our second quarter 2013 earnings.  The increase in earnings was driven by improvements in net interest income and reduced expenses.  Net interest income increased from the second quarter of this year by two percent as loan growth during the last year has begun to make a positive impact.  We are happy with the increase in net interest income as it reflects a turn in the direction after several years of decline. We are encouraged by the progress we are making in growing the loan portfolio.  Total loans were five percent higher than a year ago and two percent higher than the end of the second quarter of this year.  Annualized loan growth for the current quarter was seven percent and the growth was across business and consumer categories. Loan pipelines remain at high levels with opportunities occurring in most of our market areas.  During the quarter we made additional investments in commercial banking personnel by hiring several individuals to introduce MainSource to the Cincinnati market and in the last few weeks we hired an individual to lead a new equipment finance division.  These, along with our recent investments in Indianapolis, Columbus, Seymour and Bloomington, provide us with optimism regarding our ability to continue growing the loan portfolio at a moderate pace as we enter the last quarter of 2013.”

Mr. Brown continued, “We are also very pleased with our ongoing efforts in controlling expenses and improving credit quality.  Total operating expenses (excludes FHLB prepayment penalties) for the current quarter were only slightly higher than the prior year despite our investments in new markets.  On a linked-quarter basis, expenses declined.  We continue to evaluate avenues for reducing expenses while we invest in revenue growth opportunities.  Credit quality improved again in the third quarter.  Non-performing assets at 1.3% of assets, including troubled debt restructurings, declined 40% from September of 2012 and were lower by eight percent from the linked quarter. For the quarter, we experienced significant improvement in net charge-offs.  They totaled $1.2 million or .29% of loans compared to $4.7 million for the linked quarter which was 1.20% of loans.  We believe our effort in improving loan quality is now being reflected in most aspects of our business.”

Mr. Brown concluded, “We continue to evaluate alternatives for using excess capital.  In August, we redeemed the remaining preferred shares related to the U.S. Treasury’s TARP program.  We are currently evaluating other strategic initiatives such as paying off tranches of trust preferred debt and/or buying back stock.  During the third quarter, we increased the common dividend to $.08 per share from $.06 per share in the prior quarter.  This was our second increase to the dividend this year.  At the October meeting, our board of directors declared a dividend of $.08 per share, payable on December 16, 2013 to shareholders of record on December 6, 2013.  I continue to be encouraged by the improvement in our performance and I appreciate the diligent work of our MainSource team.”

Third Quarter Results

NET INTEREST INCOME

Net interest income was $23.0 million for the third quarter of 2013 compared to $23.3 million a year ago.  The decrease in net interest income was primarily due to lower asset yields.  On a linked quarter basis, net interest income grew by $418 thousand due to an increase in average earning assets.  Net interest margin, on a fully-taxable equivalent basis, was 3.91% for the third quarter of 2013, which was fourteen basis points below the third quarter of 2012 and flat compared to the second quarter of 2013.

NON-INTEREST INCOME

The Company’s non-interest income was $11.2 million for the third quarter of 2013 compared to $11.6 million for the same period in 2012 and $11.4 million in the second quarter of 2013.  During the third quarter of 2012, the Company realized $832 thousand in securities gains compared to $2 thousand for the third quarter of the current year.  Mortgage banking income of $1.6 million declined by 27% year over year and by 19% from the second quarter of this year due to the recent increase in interest rates which has slowed mortgage refinancing activity.  On a linked quarter basis, the increase in service charge income offset the decrease in mortgage banking income.  Seasonal fluctuations and the increase in the number of checking accounts were the primary drivers of the increase in service charge income.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.5 million for the third quarter of 2013 compared to $24.4 million for the same period in 2012.  During the third quarter of 2012, the Company incurred a $1.3 million FHLB advance prepayment penalty.  Excluding this penalty, non-interest expense would have been $23.1 million for the third quarter of 2012.  The increase year over year was primarily due to employee and occupancy costs related to the Company’s recent investments in new markets (i.e. Columbus, Seymour, Bloomington and Indianapolis, Indiana and Shelbyville, Kentucky).  On a linked-quarter basis, non-interest expense decreased by $366 thousand.  Decreases in marketing and other expenses (primarily legal fees) were partially offset by increases in employee costs.

BALANCE SHEET AND CAPITAL

Total assets were $2.82 billion at September 30, 2013, an increase of $53 million from June 30, 2013.  The increase was primarily due to an increase in loan balances of $28 million on a linked-quarter basis.  The Company’s regulatory capital ratios remain strong and as of September 30, 2013 were as follows: leverage ratio of 10.3%, tier one capital to risk-weighted assets of 15.9%, and total capital to risk-weighted assets of 17.1%.  In addition, as of September 30, 2013, the Company’s tangible common equity ratio was 8.5%.

ASSET QUALITY

Non-performing assets (NPAs) were $36.9 million as of September 30, 2013, a decrease of approximately $3.4 million, or 8%, on a linked-quarter basis.  NPAs represented 1.31% of total assets as of September 30, 2013 compared to 1.45% as of June 30, 2013 and 2.19% as of September 30, 2012.  A primary driver of the improvement in credit quality is the significant decline in the inflow of new problem loans.  During the third quarter of 2013 $2.8 million of loans were transferred to non-accrual status.  Net charge-offs were $1.2 million for the third quarter of 2013 and represented 0.29% of average loans on an annualized basis.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.73% as of September 30, 2013 compared to 1.77% as of June 30, 2013 and 2.30% as of September 30, 2012.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
Income Statement Summary	2013	2012	2013	2012
Interest Income	$25,377	$26,832	$75,729	$82,419
Interest Expense	2,424	3,501	7,643	11,560
Net Interest Income	22,953	23,331	68,086	70,859
Provision for Loan Losses	1,000	2,000	3,734	7,600
Noninterest Income:
Trust and investment product fees	1,238	819	3,542	2,555
Mortgage banking	1,553	2,114	5,496	6,328
Service charges on deposit accounts	5,518	5,282	15,128	14,568
Gain on sales of securities	2	832	835	1,367
Interchange income	1,804	1,582	5,317	4,964
OREO gains/(losses)	(38)	(172)	(356)	(385)
Other	1,106	1,120	2,847	2,745
Total Noninterest Income	11,183	11,577	32,809	32,142
Noninterest Expense:
Employee	13,090	12,151	39,407	36,942
Occupancy & equipment	4,320	3,899	12,693	11,488
Intangible amortization	455	445	1,413	1,345
Marketing	647	1,139	2,656	3,081
Collection expenses	625	821	2,434	2,838
FDIC assessment	431	542	1,335	1,962
FHLB advance prepayment penalty	—	1,313	2,239	1,313
Consultant expenses	475	325	1,225	575
Other	3,446	3,768	11,070	11,582
Total Noninterest Expense	23,489	24,403	74,472	71,126
Earnings Before Income Taxes	9,647	8,505	22,689	24,275
Provision (benefit) for Income Taxes	2,015	1,519	3,742	4,296
Net Income	$7,632	$6,986	$18,947	$19,979
Preferred Dividends & Accretion	(99)	(458)	(504)	(1,694)
Redemption of preferred shares	(148)	—	(148)	1,302
Net Income Available to Common Shareholders	$7,385	$6,528	$18,295	$19,587

	Three months ended September 30		Nine months ended September 30
Average Balance Sheet Data	2013	2012	2013	2012
Gross Loans	$1,601,637	$1,549,307	$1,580,782	$1,552,972
Earning Assets	2,509,538	2,458,138	2,488,683	2,484,750
Total Assets	2,771,926	2,735,365	2,771,960	2,760,986
Noninterest Bearing Deposits	415,825	352,915	410,999	340,648
Interest Bearing Deposits	1,758,541	1,778,818	1,780,679	1,821,951
Total Interest Bearing Liabilities	2,027,035	2,014,569	2,013,436	2,053,488
Shareholders’ Equity	305,680	334,682	317,947	334,005

	Three months ended September 30		Nine months ended September 30
Per Share Data	2013	2012	2013	2012
Diluted Earnings Per CommonShare	$0.36	$0.32	$0.90	$0.96
Cash Dividends Per Common Share	0.08	0.03	0.20	0.05
Market Value - High	15.53	13.00	15.53	13.00
Market Value - Low	13.81	11.27	12.02	8.84
Average Outstanding Shares (diluted)	20,451,821	20,347,598	20,420,195	20,312,960

	Three months ended September 30		Nine months ended September 30
Key Ratios (annualized)	2013	2012	2013	2012
Return on Average Assets	1.09%	1.02%	0.91%	0.97%
Return on Average Equity	9.91%	8.30%	7.97%	7.99%
Net Interest Margin	3.91%	4.05%	3.94%	4.09%
Efficiency Ratio	65.44%	66.63%	70.17%	65.72%
Net Overhead to Average Assets	1.76%	1.87%	2.01%	1.89%

	September 30	June 30	March 31	December 31	September 30
Balance Sheet Highlights	2013	2013	2013	2012	2012
Total Loans (Excluding Loans Held for Sale)	$1,610,990	$1,583,281	$1,553,320	$1,553,383	$1,531,525
Allowance for Loan Losses	27,849	28,002	31,728	32,227	35,246
Total Securities	893,187	886,908	906,396	902,341	902,178
Goodwill and Intangible Assets	69,959	70,414	70,892	70,940	69,337
Total Assets	2,824,347	2,771,055	2,732,609	2,769,288	2,755,006
Noninterest Bearing Deposits	415,572	421,950	418,916	405,167	350,790
Interest Bearing Deposits	1,752,702	1,761,767	1,763,781	1,779,887	1,732,228
Other Borrowings	297,809	216,858	154,859	191,470	251,499
Shareholders’ Equity	304,471	314,566	322,673	323,751	338,524

	September 30	June 30	March 31	December 31	September 30
Other Balance Sheet Data	2013	2013	2013	2012	2012
Tangible Book Value Per Common Share (1)	$11.49	$11.24	$11.65	$11.72	$11.59
Loan Loss Reserve to Loans	1.73%	1.77%	2.04%	2.07%	2.30%
Loan Loss Reserve to Non-performing Loans	99.56%	90.68%	87.70%	89.48%	78.08%
Nonperforming Assets to Total Assets	1.16%	1.30%	1.54%	1.54%	1.99%
NPA’s (w/ TDR’s) to Total Assets	1.31%	1.45%	1.69%	2.09%	2.19%
Tangible Common Equity Ratio (1)	8.51%	8.49%	8.90%	8.82%	8.76%
Outstanding Shares	20,403,933	20,391,433	20,326,725	20,304,525	20,297,325

	September 30	June 30	March 31	December 31	September 30
Asset Quality	2013	2013	2013	2012	2012
Special Mention Loans	$79,059	$85,763	$85,613	$88,039	$89,289
Substandard Loans (Accruing)	12,138	15,235	22,313	28,775	33,255
New Non-accrual Loans (for the 3 months ended)	2,761	2,687	7,778	5,681	8,592

Loans Past Due 90 Days or More and Still Accruing	$—	$372	$100	$565	$379
Non-accrual Loans	27,972	30,508	36,078	35,451	44,763
Other Real Estate Owned	4,784	5,182	5,842	6,677	9,677
Total Nonperforming Assets (NPA’s)	$32,756	$36,062	$42,020	$42,693	$54,819
Troubled Debt Restructurings (Accruing)	4,162	4,207	4,276	15,102	5,556
Total NPA’s with Troubled Debt Restructurings	$36,918	$40,269	$46,296	$57,795	$60,375

Net Charge-offs - QTD	$1,153	$4,726	$2,233	$5,269	$5,043
Net Charge-offs as a % of average loans (annualized)	0.29%	1.20%	0.58%	1.35%	1.31%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts.  Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Shareholders’ Equity	304,471	314,566	322,673	323,751	338,524
Less: Intangible Assets	69,959	70,414	70,892	70,940	69,337
Preferred Stock	—	14,945	14,932	14,918	33,874
Tangible Common Equity	234,512	229,207	236,849	237,893	235,313

Total Assets	2,824,347	2,771,055	2,732,609	2,769,288	2,755,006
Less: Intangible Assets	69,959	70,414	70,892	70,940	69,337
Tangible Assets	2,754,388	2,700,641	2,661,717	2,698,348	2,685,669

Ending Shares Outstanding	20,403,933	20,391,433	20,326,725	20,304,525	20,297,325

Tangible Book Value Per Share	$11.49	$11.24	$11.65	$11.72	$11.59
Tangible Common Equity/Tangible Assets	8.51%	8.49%	8.90%	8.82%	8.76%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 73 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.